[CONSTELLATION LOGO]

14 March 2003
                                                      Constellation Brands, Inc.
                                                     300 Willowbrook Office Park
                                                        Fairport, New York 14450
                                                              Phone 585-218-3600
                                                                Fax 585-218-3601

Dear BRL Hardy Shareholder

On 17 January 2003, the boards of directors of BRL Hardy and Constellation announced their intention to merge through Schemes of Arrangement. You should by now have received your copy of the Scheme Booklet, which contains full details of Constellation's offer for your BRL shares of $10.50 per share. The form of consideration you elect for your shares can be all cash, Constellation scrip, or a combination of cash and Constellation scrip.

CONSTELLATION SCRIP CONSIDERATION

Constellation is offering each BRL shareholder the opportunity to receive Constellation shares in the form of Constellation CDIs and participate in the exciting future of the combined group.

Constellation's Businesses
--------------------------

Currently, Constellation is the largest single-source supplier of wine, spirits and imported beer in the United States. It is also a leading producer and marketer of wine and cider and a leading independent drinks wholesaler in the United Kingdom. Constellation is currently listed on the New York Stock Exchange under the ticker symbol STZ and has a current market capitalisation of approximately US$2.1 billion.

Constellation's Financial Performance
-------------------------------------

Constellation has a strong track record of sales and earnings growth, with net sales, EBITDA and EPS increasing at a compound rate of 20%, 29% and 24% per snnum respectively, over the last four years. Our financial results have translated into an average share price appreciation for our shareholders of approximately 20% per annum over the last ten years.

[Graphic with the title "EPS (US $ per share) FYE Last Day of February" which sets forth data for the Company's fiscal years ended the last day of February, 1999, 2000, 2001 and 2002, and the latest twelve month period ended November 30, 2002. The data points are as follows:

     last day of February:            EPS
                     1999            $ .90
                     2000            $1.24
                     2001            $1.49
                     2002            $1.79

     latest twelve months
     ended November 30, 2002         $2.00


Graphic with the "Constellation Share Price (Class A Common Stock)" which depicts the Company's Class A Common Stock historical prices from February 28, 1993 through February 28, 2003. The x-asis is labeled from left to right with Mar-93 through Mar-03, in annual increments and the y-axis is labeled (US$) from bottom to top with $0 through $35, in $5 increments.]

In our outlook for the fiscal year ending 28 February 2004 as described in the Scheme Booklet, we are forecasting between 17% to 20% EPS growth(1). This growth includes the benefits we expect to emerge from the combination of the two companies and is before one-time transaction related costs.

Constellation's Financial Position
----------------------------------

On February 26, Constellation announced that Moody's Investors Service had confirmed the Company's rating on its existing debt and assigned a higher rating to its new bank facility. The credit rating is predicated on Constellation issuing sufficient equity in connection with the merger and after implementation of the merger to reduce debt. We believe the ratings confirm the stability of Constellation's strong cash flow and the Company's commitment and history of quickly reducing its debt following an acquisition. Consistent with Constellation's strategy of balanced financing and maintaining a flexible capital structure, the Company will target a debt to EBITDA ratio of approximately 4.0 in a timely manner after the merger has been implemented.

Prospects for the Merged Group
------------------------------

Following the merger with BRL Hardy(1):

- Constellation will become the world's largest wine producer and marketer with wine sales of approximately US$1.7 billion out of total US$3.2 billion in group sales
- In wine, Constellation will emerge with the number one positions by volume in the United Kingdom and Australia and will strengthen its number two position in the United States.
- Group revenue growth potential in the UK, Europe and other strategic international markets will be enhanced.
- Constellation will continue to benefit from a broad product portfolio across beverage alcohol categories, with strong businesses not only in wine, but in imported beer and spirits as well.
-    Constellation's   financial  position  after  the  merger  is  expected  to
     strengthen over time as a result of Constellation's strong cashflow generation.
-    Cost synergies are expected to reach US$20 million.

ABILITY TO TRADE CONSTELLATION CDIS

If you elect to receive Constellation shares and your registered address is in Australia, Hong Kong, New Zealand, Singapore or the United Kingdom, then you will receive these shares in the form of CHESS Depository Interests ("CDIs"), which are ASX tradeable beneficial interests in underlying Constellation shares.

CDIs are issued to enable the electronic transfer and settlement on the ASX of shares issued by foreign companies such as Constellation. CDI holders receive all the economic benefits of actual ownership of the underlying shares.

Constellation CDIs will trade directly on the ASX in the same manner you would have traded your BRL shares. Alternatively, the CDIs may be converted into the underlying Constellation shares, which can then be traded on the New York Stock Exchange. The CDIs will trade on the ASX under the ASX code "CBR" and Computershare, our Australian share registry, as well as Constellation's
Investor  Relations  department  will  fully  support  CDI  holders.

If you elect to receive Constellation shares and your address on the register is in the United States, you will receive Constellation shares traded on the NYSE.

We are very excited about the future of Constellation. We encourage all BRL shareholders to vote in favour of the proposed merger and we hope you will favourably consider accepting Constellation shares as consideration for your BRL shares. For those that do accept, we look forward to welcoming you as a shareholder in Constellation.

Yours sincerely


/s/ Richard Sands
----------------------------
Richard Sands
Chairman of the Board and Chief Executive Officer
Constellation Brands, Inc.


--------------------------------------------------------------------------------
(1) These statements are made or derived from statements made in the Scheme Booklet and are subject to the notices about Forward Looking Statements and the Cautionary Statements Regarding Forward Looking Information, as set out in the Important Notices and section 5.7, respectively, of the Scheme Booklet. These statements, as well as all other statements, made in this letter that are not historical facts are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward looking statement. You should read this letter in conjunction with the entire Scheme Booklet, including the Important Notices, section 5.7 and the risk factors described in section 6.